UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: September 9, 2013

(Date of earliest event reported)

ProUroCare Medical Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51774

Nevada	20–1212923
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344

(Address of principal executive offices, including zip code)

(952) 476–9093

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 9, 2013, ProUroCare Medical, Inc. (the “Company”) announced that the Company’s Board of Directors had appointed David Kaysen as a member of its Board of Directors, effective September 9, 2013. A decision on Mr. Kaysen’s committee membership is still pending.

From May 2006 until April 2013, Mr. Kaysen was President, CEO and a director of Uroplasty, Inc. a Nasdaq listed medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. From July 2005 to May 2006, Mr. Kaysen served as President, CEO and a director of Advanced Duplication Services, LLC, a privately-held replicator and duplicator of optical media. Between December 2002 and June 2005, he served as President, CEO and a director of Diametrics Medical, Inc., then a publicly-traded manufacturer and marketer of critical blood analysis systems that provided continuous diagnostic results at point of patient care. From 1992 to 2002, Mr. Kaysen served as President, CEO and a director of Rehabilicare Inc., then a publicly-traded manufacturer and marketer of electromedical rehabilitation and pain management products for clinician, home and industrial use. Mr. Kaysen holds a Bachelor of Science degree in Business Administration from the University of Minnesota.

There are no arrangements or understandings between Mr. Kaysen and any other person pursuant to which Mr. Kaysen was appointed as a director of the Company. Mr. Kaysen does not have a direct or indirect material interest in any currently proposed transaction to which the Company is a party, nor has Mr. Kaysen had a direct or indirect material interest in any such transaction since the beginning of the Company’s fiscal year.

Mr. Kaysen has no family relationship with any other officer or director of the Company. Neither Mr. Kaysen nor any immediate family member of Mr. Kaysen has a material interest in any transaction with the Company involving the payment or receipt of at least $120,000.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of ProUroCare Medical, Inc. dated September 9, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

By:	/s/ Alan Shuler
Alan G. Shuler
Chief Financial Officer and Secretary

Date: September 9, 2013

Exhibit Index

99.1	Press Release of ProUroCare Medical, Inc. dated September 9, 2013.